Exhibit (p)(1)

CODE OF ETHICS

ADOPTED BY

THE MANAGERS FUNDS

MANAGERS AMG FUNDS

MANAGERS TRUST I

MANAGERS TRUST II

EFFECTIVE: SEPTEMBER 15, 2005

The Managers Funds, Managers AMG Funds, Managers Trust I and Managers Trust II each adopt this Code of Ethics (the “Code”), effective as of September 15, 2005 pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to certain types of personal securities transactions and to establish reporting requirements and enforcement procedures with respect to such transactions.

I.	DEFINITIONS

1. “Trust” shall mean any of The Managers Funds, Managers AMG Funds, Managers Trust I and Managers Trust II, each a Massachusetts business trust.

2. “Access Person” shall have the same meaning as that set forth in Rule 17j-1 under the 1940 Act.

3. “Advisor” shall mean any entity that is an investment advisor or subadvisor of any series of the Trusts.

4. “Advisor’s Code of Ethics” shall mean the Code of Ethics of any Advisor.

5. “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

6. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7. The “Distributor” shall mean any entity that is the principal underwriter of shares of any shares of the Trusts.

8. “Distributor’s Code of Ethics” shall mean the Code of Ethics of the Distributor.

9. “Interested Person” shall have the same meaning as that set forth in Section 2(a)(19) of the 1940 Act.

10. “Independent Trustee” shall be any trustee of the Trust who is not an Interested Person of the Trust.

11. “Purchase” or “Sale” of a Security includes, without limitation, the writing of an option to purchase or sell a Security.

12. “Reportable Fund” shall be any fund for which Managers Investment Group LLC acts as Advisor or for which an investment advisor that controls, is controlled by or under common control with Managers Investment Group LLC serves as investment advisor or subadvisor.

13. “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares of money market funds and (iv) shares issued by registered open-end investment companies, other than Reportable Funds.

14. “Special Access Person” shall mean a trustee or officer of a Trust who is neither an Independent Trustee nor an officer, director or employee of any Advisor or the Distributor.

II.	STATEMENT OF GENERAL PRINCIPLES

1. Fiduciary Obligations. Every person subject to this Code should keep the following general fiduciary principles in mind in discharging his obligations under the Code. Each such person shall:

(a)	at all times, place the interests of the Trusts before his personal interests;

(b)	conduct all personal Securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

(c)	not take any inappropriate advantage of his position with or on behalf of any Trust.

2. Prohibited Practices. No person subject to this Code may:

(a)	employ any device, scheme or artifice to defraud a Trust;

(b)	make any untrue statement of a material fact to a Trust or omit to state a material fact necessary in order to make the statements made to a Trust, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Trust; or

(d)	engage in any manipulative practice with respect to a Trust.

III.	CODE PROVISIONS APPLICABLE TO ACCESS PERSONS OF THE TRUSTS WHO ARE SUBJECT TO AN ADVISER’S OR THE DISTRIBUTOR’S CODE OF ETHICS

Any Access Person of a Trust who is subject to a Code of Ethics pursuant to Rule 17j-1 under the 1940 Act adopted by an Advisor or the Distributor shall not be subject to this Code except that any such Access Person’s violation of the Code of Ethics pursuant to Rule 17j-1 to which they are subject shall also constitute a violation of this Code.

IV.	CODE PROVISIONS APPLICABLE ONLY TO INDEPENDENT TRUSTEES

1. Reports.

(a)	Each Independent Trustee of a Trust shall file with the Secretary of the Trust a written report containing the information described in Section IV.1(b) of this Code with respect to each transaction in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Independent Trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the Independent Trustee’s transaction:

(i)	the Trust purchased or sold such Security, or

(ii)	the Trust or its Advisor considered purchasing or selling such Security;

provided, however, that such Independent Trustee shall not be required to make a report with respect to any transaction effected for any account over which he does not have any direct or indirect influence or control, such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts, money market accounts and IRA, Keogh and 401K accounts which the Independent Trustee cannot control or influence.

Each such report may contain a statement that the report shall not be construed as an admission by the Independent Trustee that he has any direct or indirect beneficial ownership in the Security to which the report relates.

(b)	Such report shall be made not later than 30 days after the end of each calendar quarter and shall contain the following information:

(i)	the date of each transaction, the title of and the number of shares or the principal amount of each Security involved, as applicable;

(ii)	the nature of each transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price at which each transaction was effected; and

(iv)	the name of the broker, dealer or bank with or through whom each transaction was effected.

2. Review. The Secretary of each Trust shall review or supervise the review of the personal Securities transactions reported to the Secretary pursuant to Section IV.1. If the Secretary of a Trust determines that a violation of this Code may have occurred, the Secretary shall submit the pertinent information regarding the transaction to counsel for the Trust. Such counsel shall evaluate whether a material violation of this Code has occurred. Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Trustee whose transaction is in question.

3. Sanctions. If Trust counsel determines that a material violation of this Code has occurred, such counsel shall so advise the Secretary of the applicable Trust. The Secretary of the Trust shall provide a written report of counsel’s determination to the applicable Board of Trustees (other than the Trustee whose actions are at issue) for such further action and sanctions as said Boards deems appropriate.

V.	CODE PROVISIONS APPLICABLE ONLY TO SPECIAL ACCESS PERSONS

1. Reports.

(a)	Initial Report.

Each Special Access Person of a Trust shall file with the Trusts’ Chief Compliance Officer or any person or persons designated by the Trusts’ Chief Compliance Officer for this purpose (the “CCO”), not later than 10 days after the person becomes a Special Access Person, a written report containing the following information, current as of a date no more than 45 days before the report is submitted:

(i)	the title of and the number of shares and the principal amount of each Security in which the Special Access Person had any direct or indirect beneficial ownership when the person became a Special Access Person;

(ii)	the name of the broker, dealer or bank with whom the Special Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Special Access Person as of the date that person became a Special Access Person; and

(iii)	the date such report is submitted by the Special Access Person.

(b)	Annual Report.

Annually, each Special Access Person of a Trust shall file with the CCO a written report containing the following information, current as of a date no more than 45 days before the report is submitted:

(i)	the title of and the number of shares and the principal amount of each Security in which the Special Access Person had any direct or indirect beneficial ownership;

(ii)	the name of the broker, dealer or bank with whom the Special Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Special Access Person; and

(iii)	the date such report is submitted by the Special Access Person.

(c)	Quarterly Reports.

Each Special Access Person of a Trust shall file with the CCO, no later than 30 days after the end of each calendar quarter, a written report containing the following information:

(i)	the date of each transaction, the title of and the number of shares or the principal amount of each Security involved, as applicable;

(ii)	the nature of each transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price at which each transaction was effected; and

(iv)	the name of the broker, dealer or bank with or through whom each transaction was effected.

In lieu of such a report the Special Access Person may provide broker trade confirmations or monthly account statements, if such trade confirmations or account statements contain the information required by Section V.1(c) of this Code.

(d)	Exceptions and Disclaimers.

A Special Access Person need not make a report under Section V.1 with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts, money market accounts as well as IRA, Keogh and 401K accounts which the Special Access Person cannot control or influence.

Any report under Section V.1 may contain a statement that the report shall not be construed as an admission by the Special Access Person that he has any direct or indirect beneficial ownership in the Security to which the report relates

2. Review. If the CCO determines that a Special Access Person of a Trust may have violated this Code, the CCO shall submit the pertinent information regarding the transaction to counsel for the Trust. Such counsel shall evaluate whether a material violation of this Code has occurred. Before making any determination that a violation has occurred, such counsel shall give the Special Access Person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Special Access Person whose transaction is in question.

3. Sanctions. If Trust counsel determines that a material violation of this Code has occurred, such counsel shall so advise the CCO. The CCO shall provide a written report of counsel’s determination to the applicable Board of Trustees (other than any Trustee whose actions are at issue) for such further action and sanctions as said Board deem appropriate.

VI.	REVIEW BY THE BOARD OF TRUSTEES

1. Material Amendment or Revision of this Code of Ethics, an Adviser’s Code of Ethics or the Distributor’s Code of Ethics. The Board must approve a material change to this Code of Ethics, an Advisor’s Code of Ethics or the Distributor’s Code of Ethics no later than six (6) months after adoption of such material change.

2. Annual Written Reports. No less frequently than annually, the Trust’s Chief Compliance Officer shall provide a written report to the Board with respect to this Code, and shall request from each Advisor and the Distributor a written report regarding their respective Codes addressed to the applicable Board(s). Each report shall:

(a)	describe any issues arising under the applicable Code since the last report to the Board(s), including, but not limited to, information about material violations of the applicable Code and sanctions imposed in response to such material violation; and

(b)	certify that the reporting entity or entities have adopted procedures reasonably necessary to prevent their personnel who are Access Persons from violating their Code.

VII. MISCELLANEOUS PROVISIONS

1. Records. The Trust shall maintain records in the manner and to the extent required under the 1940 Act.

2. Interpretation of Provisions. This Code shall be maintained and interpreted in accordance with Rule 17j-1 under the Act.